UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 26, 2008
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.	Entry into a Material Definitive Agreement.

Boise Supply Termination and Amendment Agreement

   In October 2008, the Company announced that in light of prevailing market conditions, it had agreed with Intel to discontinue production of 200mm NAND wafers at its Boise facility. On November 26, 2008, the Company, Intel Corporation (“Intel”) and IM Flash Technologies, LLC (“IMFT”), signed the Boise Supply Termination and Amendment Agreement (the “Termination Agreement”) to terminate the Boise Supply Agreement between the Company and IMFT.  The Boise Supply Agreement was entered into on January 6, 2006, in connection with the formation of IMFT.  The Termination Agreement requires that the Company and Intel make capital contributions to IMFT aggregating approximately $48 million, to be paid approximately 50% by each of the Company and Intel, and provides for IMFT to pay the Company a termination fee, net of the Company's portion of the capital contribution, of approximately $23.7 million.

Existing Relationship between Micron, Intel and IMFT

In fiscal 2006, the Company entered into agreements with Intel to form IMFT, a joint venture limited liability company that manufactures NAND flash memory products.  In connection with the formation of IMFT, the Company contributed land and facilities in Lehi, Utah, a fully paid lease of a portion of the Company’s manufacturing facility in Manassas, Virginia, a wafer supply agreement to be supported by the Company’s operations located in Boise, Idaho and $250 million in cash.  The aggregate fair value of these contributions was $1.245 billion.  Intel contributed $1.196 billion in cash and notes to IMFT.  The Company owns 51% and Intel owns 49% of IMFT.  The parties share the output of IMFT generally in proportion to their investment in IMFT.  Additionally, research and development costs of IMFT are generally shared in proportion to the parties’ investment in IMFT.  The Company includes IMFT in its consolidated financial statements.

In connection with the formation of IMFT, in fiscal 2006 the Company received net proceeds of $230 million from Intel for the sale of the Company’s existing NAND Flash memory designs and certain related technology and the Company’s acquisition of a perpetual, paid-up license to use and modify such designs. IMFT manufactures products based on NAND Flash designs developed by the Company and Intel and licensed to the Company.  Product designs and other research and development costs for NAND Flash are generally shared equally between the Company and Intel.

In fiscal 2007, the Company entered into agreements with Intel to create a new NAND flash-related joint venture in Singapore (“IMFS”).  As a result of contributions to IMFS, the Company owns 51% and Intel owns 49% of IMFS.  The parties will share the output of IMFS generally in proportion to their investment in IMFS.  IMFS has constructed a 300mm wafer fabrication facility structure in Singapore.  The Singapore facility has not been equipped and in October 2009 the Company and Intel agreed to suspend tooling and the ramp of NAND Flash production at the facility. The Company includes IMFS in its consolidated financial statements.

In fiscal 2008, sales to Intel, primarily for NAND Flash from the IMFT and IMFS, were 19% of the Company’s net sales. In fiscal 2008, the Company also paid approximately $19 million to Intel for products purchased.  In fiscal 2008, the Company’s research and development expenses were also reduced by $148 million as a result of reimbursements from Intel under the NAND Flash research and development cost sharing agreement.  In fiscal 2008, Intel contributed approximately $393 million to IMFS and IMFT distributed approximately $132 million to Intel.

In fiscal 2004, the Company received $450 million in cash from Intel in exchange for the issuance of stock rights exchangeable at Intel’s option into approximately 33.9 million shares of the Company’s Common Stock.  As of August 28, 2008, Intel retained stock rights for approximately 16.9 million shares of the Company’s Common Stock.

Item 1.02.	Termination of a Material Definitive Agreement.

The Boise Supply Agreement was terminated on November 26, 2008 pursuant to the Termination Agreement (as defined above) described in Item 1.01.  The information set forth in Item 1.01 regarding the Boise Supply Termination and Amendment Agreement and the relationship between the Company, Intel and IMFT is incorporated by reference into this Item 1.02.

Summary Description of the terminated Boise Supply Agreement

On January 6, 2006, IMFT and the Company entered into the Boise Supply Agreement, a five year wafer supply agreement whereby the Company allocated a portion of the production capacity at its Boise, Idaho, facility to provide certain amounts of NAND production capacity to IMFT, and IMFT gave the Company a capital credit in the amount of $500 million and received pre-negotiated pricing for the wafers produced. IMFT was obligated to purchase all of the wafers produced under the Boise Supply Agreement. In addition, IMFT reimbursed the Company for certain incremental equipment the Company purchased that was used in the manufacture of NAND products under the terms of the Boise Supply Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	December 3, 2008	By:	/s/ Ronald C. Foster
		Name:	Ronald C. Foster
		Title:	Chief Financial Officer and Vice President of Finance